CONFIDENTIAL

                          ROYNAT MERCHANT CAPITAL INC.

                                      -AND-

                             THOMAS EQUIPMENT, INC.

                                      -AND-

                           THOMAS EQUIPMENT 2004 INC.
                              THOMAS VENTURES, INC.
                                  PNEUTECH INC.
                             ROUSSEAU CONTROLS INC.
                          HYDRAMEN FLUID POWER LIMITED


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                             SUBSCRIPTION AGREEMENT

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                                February 28, 2005

                             SUBSCRIPTION AGREEMENT

                                TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION......................................................4

   1.1    Definitions.........................................................4

   1.2    Schedules...........................................................4

   1.3    Headings and Table of Contents......................................4

   1.4    Gender and Number...................................................4

   1.5    Currency............................................................4

   1.6    Entire Agreement....................................................4

   1.7    Accounting Principles...............................................4

   1.8    Time of Essence.....................................................4

   1.9    Calculation of Time.................................................4

   1.10   Securities Laws.....................................................4

ARTICLE 2 SUBSCRIPTION FOR WARRANTS...........................................4

   2.1........................................................................4

ARTICLE 3 SHARES..............................................................4

   3.1    Reservation of Shares...............................................4

ARTICLE 4 ISSUANCE OF DEBENTURE...............................................4

ARTICLE 5 CLOSING ARRANGEMENTS................................................4

   5.1    Closing.............................................................4

   5.2    Delivery of Documents...............................................4

   5.3    Subscriber's Conditions.............................................4

   5.4    Corporation's Conditions............................................4

ARTICLE 6 REPRESENTATIONS, WARRANTIES AND COVENANTS...........................4

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   6.1    Incorporation and Status of the Corporation and
           the Subsidiaries...................................................4

   6.2    Corporate Power and Due Authorization...............................4

   6.3    Capital of the Corporation and the Subsidiaries.....................4

   6.4    No Obligations to Issue Securities..................................4

   6.5    No Contravention....................................................4

   6.6    No Subsidiaries, Partnerships or Joint Ventures.....................4

   6.7    Financial Statements................................................4

   6.8    Receivables.........................................................4

   6.9    Inventories.........................................................4

   6.10   Dividends, Distributions............................................4

   6.11   Liabilities and Guarantees..........................................4

   6.12   Bankruptcy..........................................................4

   6.13   Indebtedness........................................................4

   6.14   Tax Matters.........................................................4

   6.15   Employment Matters..................................................4

   6.16   Employee Benefit Plans..............................................4

   6.17   Absence of Unusual Transactions and Events..........................4

   6.18   Non-Arm's Length Transactions.......................................4

   6.19   No Conflict of Interest.............................................4

   6.20   Customers and Suppliers.............................................4

   6.21   Permits.............................................................4

   6.22   No Default under Agreements.........................................4

   6.23   As to Certain Contracts In and Out of the Ordinary Course...........4

   6.24   Assets in Good Condition............................................4

   6.25   Title to Assets.....................................................4

   6.26   Real Property.......................................................4

   6.27   Leases of Real Property.............................................4

   6.28   Leases of Personal Property.........................................4

   6.29   Intellectual Property...............................................4

   6.30   Data Processing.....................................................4

   6.31   Compliance with Laws, Permits and Licences..........................4

   6.32   Litigation and Other Proceedings....................................4

   6.33   Corporate Records...................................................4

   6.34   Books of Account....................................................4

   6.35   Environmental Matters...............................................4

   6.36   Insurance...........................................................4

   6.37   Warranties and Product Liabilities..................................4

   6.38   Orders and Notices..................................................4

   6.39   Business Plan.......................................................4

   6.40   Consents and Approvals..............................................4

   6.41   Use of Proceeds of Subscription Price...............................4

   6.42   Observer Status.....................................................4

   6.43   Material Facts Disclosed............................................4

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBER....................4

   7.1    Incorporation and Status of the Subscriber..........................4

   7.2    Capacity............................................................4

   7.3    Due Authorization...................................................4

   7.4    No Violation........................................................4

   7.5    Consents and Filings................................................4

ARTICLE 8 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS...............4

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   8.1    Representations and Warranties in favour of Subscriber..............4

   8.2    Representations and Warranties in Favour of Corporation.............4

   8.3    Survival of Covenants...............................................4

ARTICLE 9 INDEMNIFICATION.....................................................4

   9.1    Indemnification by the Corporation..................................4

   9.2    Indemnification by the Subscriber...................................4

   9.3    Third Party Claims..................................................4

   9.4    Survival of Indemnification.........................................4

ARTICLE 10 FURTHER ASSURANCES.................................................4

ARTICLE 11 SEVERABILITY.......................................................4

ARTICLE 12 WAIVER AND AMENDMENT...............................................4

ARTICLE 13 ANNOUNCEMENTS......................................................4

ARTICLE 14 COUNTERPARTS.......................................................4

ARTICLE 15 GOVERNING LAW......................................................4

ARTICLE 16 FEES AND EXPENSES..................................................4

ARTICLE 17 NOTICE.............................................................4

ARTICLE 18 SUCCESSORS AND ASSIGNS.............................................4

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                             SUBSCRIPTION AGREEMENT

This Agreement dated February ____, 2005, is made,

B E T W E E N:

                        ROYNAT MERCHANT CAPITAL INC., a corporation existing under the laws of the State of Delaware
                        (the "Subscriber")

                                                              OF THE FIRST PART;

                        -and-

                        THOMAS EQUIPMENT, INC., a corporation incorporated under the laws of the State of Delaware
                        (the "Corporation")

                                                             OF THE SECOND PART;

                        - and -

                        THOMAS EQUIPMENT 2004 INC., a corporation incorporated under the laws of Canada
                        ("Thomas")

                                                              OF THE THIRD PART;

                        - and -

                        THOMAS VENTURES, INC., a corporation incorporated under the laws of the State of Delaware
                        ("Ventures")

                                                             OF THE FOURTH PART;

                        - and -

                        PNEUTECH INC., a corporation amalgamated under the laws of Canada
                        ("Pneutech")

                                                              OF THE FIFTH PART;

                           - and -

                        ROUSSEAU CONTROLS INC., a corporation amalgamated under the laws of Canada
                        ("Rousseau")

                                                              OF THE SIXTH PART;

                        - and -

                        HYDRAMEN FLUID POWER LIMITED, a corporation incorporated under the laws of the Province of Ontario
                        ("Hydramen")

                                                            OF THE SEVENTH PART;

                                    RECITALS

A. The authorized capital of the Corporation consists of 200,000,000 common shares (the "Common Shares"), of which 20,000,000 Common Shares are presently issued and outstanding;

B. The Subscriber has agreed to purchase from, and loan to, the Corporation a unit comprised of Warrants to purchase up to 1,000,000 Common Shares and the Debenture in the sum of Six Million Five Hundred Thousand Canadian Dollars (CDN$6,500,000).

      NOW THEREFORE in consideration of the covenants and agreements herein set forth, the parties hereto agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1 Definitions

      In this Agreement, unless something in the subject matter or context is inconsistent therewith, all terms defined in the Act and not otherwise defined herein shall have the meanings ascribed thereto herein on the date hereof, and the following terms shall have the meanings set forth below:

      (a) "Act" means Delaware General Corporation Law, as the same may be amended, restated or replaced from time to time and any successor legislation thereto, except where otherwise expressly provided;

      (b) "Affiliate" means, with respect to a Person, any other Person (other than a wholly-owned Subsidiary) (i) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, (ii) which owns 5% or more of the equity interests of such Person, (iii) 5% or more of the voting stock (or in the case of a Person that is not a corporation, 5% or more of the equity interests of such Person) of which is owned by such Person or (iv) who is an executive officer or director of such Person. The term "control" means (a) the power to vote more than 50% of the securities or other equity interests of a Person having ordinary voting power (on a fully diluted basis), or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

      (c) "Agreement" means this agreement, including the Schedules to this agreement, as it or they may be amended or supplemented from time to time, and all instruments supplementing or amending or confirming this agreement and references to "Section" or "Schedule" mean the specified section or schedule of this agreement;

      (d)   "Applicable Date" has the meaning set forth in Section 6.11.2;

      (e)   "Audited Financial Statements" has the meaning set forth in Section
            6.7;

      (f)   "Benefit Plans" has the meaning set forth in Section 6.16;

      (g) "Business" means the distribution and manufacturing of skid steer and related equipment and pneumatic components and all related and ancillary activities;

      (h) "Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York and City of Toronto, Ontario;

      (i) "Business Plan" means a detailed monthly financial and cash forecast of the projected business activities and operations of the Corporation, including estimates of proposed and committed expenditures (capital or otherwise) and assorted matter of each expenditure and all sources of revenue, cash and financing of the Corporation for the subject period and shall include a statement of strategic objectives and detailed plans with respect to each of research and development, marketing, distribution and licensing and plans with respect to the formation of subsidiaries and the activities thereof and any proposed acquisitions or divestitures, and which shall include complete financial statement format information (including balance sheet and income statement information by month) for the next calendar year;

      (j) "Closing" means completion of the transactions contemplated by and in accordance with Article 5 of this Agreement and occurring on the date hereof;

      (k) "Confidential Information" means confidential or proprietary information or data of or possessed by the Corporation, relating to the Corporation including such information (i) pertaining to research, development, engineering, production, sales, marketing, technical information, the Technology, financial information, operating information, costs, performance, business process or customers, and (ii) in a context in which the source of such information or data reasonably communicates, or the recipient of such information or data should reasonably have understood, that it should be treated as confidential or proprietary, whether or not the specific word "confidential" or "proprietary" is used;

      (l)   "Closing Date" has the meaning set forth in Article 5 hereof;

      (m)   "Closing Time" has the meaning set forth in Article 5 hereof;

      (n) "Common Shares" means common shares in the capital of the Corporation, as constituted on the date hereof;

      (o)   "Debenture" has the meaning set forth in Article 4 hereof;

      (p)   "Employee Agreements" has the meaning set forth in Section 6.23.5;

      (q) "Encumbrances" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, privilege or any contract to create any of the foregoing;

      (r)   "Financial Statements" has the meaning set forth in Section 6.7;

      (s)   "GAAP" shall have the meaning set forth in Section 1.7;

      (t) "Governmental Body" means any government, parliament, legislature, regulatory authority, agency, commission, board or court or other law, rule, or regulation making entity having or purporting to have jurisdiction on behalf of any nation or state or province or other subdivision thereof including any municipality or district;

      (u) "Guarantors" means each of Thomas, Ventures, Pneutech, Rousseau and Hydramen;

      (v) "Insurance Agreement" means the agreement between Roynat, the Corporation and Clifford Rhee, relating to life insurance;

      (w)   "Intellectual Property" has the meaning set forth in Section 6.29;

      (x)   "Interim Financial Statements" has the meaning set forth in Section
            6.7;

      (y) "Material Adverse Affect" means, with respect to the Corporation, any material adverse affect on the business, assets, condition (financial or otherwise), prospects or results of operations of the Corporation;

      (z) "Permitted Encumbrances" means (i) liens arising from operation of law in the ordinary course of business that, individually and in the aggregate, do not in any material respect interfere with the use or value of any of the assets subject thereto (ii) minor imperfections of title which do not materially detract from the value of the property affected or materially impair the operations of the Corporation, (iii) liens for Taxes, fees, assessments, or other governmental charges that are not delinquent or remain payable without penalty, (iv) carriers', warehousemen's, mechanics', landlords', material person's, repairer's or other similar liens arising in the ordinary course of business that are not delinquent or remain payable without penalty, (v) liens consisting of pledges or deposits required in the ordinary course of business in connections with worker's compensation, employment insurance and other social security legislation, (vi) easements, rights of way and other similar encumbrances relating to real property incurred in the ordinary course of business; (vii) security interests granted to Laurus Master Fund, Ltd. ("Laurus") pursuant to agreements dated as of November 9, 2004 as amended, together with agreements dated the date hereof; and (viii) any security interest granted by the Corporation in favour of any lender, assumed or arising by operation of law after the date hereof to provide or to secure or to provide the Corporation with funds to pay the whole or part of the consideration for the acquisition of property and which are secured only by the property being acquired by the Corporation and includes the renewal, extension and refinancing of any such security interest and the debt thereby secured upon the same property;

      (aa) "Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

      (bb)  "Personal Property Leases" has the meaning set forth in Section
            6.28;

      (cc) "Registration Rights Agreement" means the registration rights agreement between the Corporation and the Subscriber dated the date hereof;

      (dd) "Securities Laws" means the securities laws, regulations, rules, rulings, policies, procedures and other instruments of the United Sates of America or any state thereof and the provinces of Canada, or the relevant offering province of Canada, as the context so requires;

      (ee) "Subsidiaries" means the subsidiaries set forth in Schedule 6.6, including, without limitation, each of the Guarantors and Thomas Equipment Europe N.V.;

      (ff) "Tax" or "Taxes" means all federal, state, provincial, municipal, local, foreign or other income, capital, gross receipts, profits, minimum, franchise, transfer, sales, use, import/export, customs, withholding, payroll, pension, occupation, transfer, health, business, property, school, water, development, business, excise, value added, or goods and services tax, surtax, fee, duty, rate, premium, levy, charge, assessment, withholding or governmental charge of any nature whatever, including interest, penalties, fines and additions thereto;

      (gg) "Tax Return" means any return, declaration, report, estimate, information return, form, statement or other document required to be prepared or filed by or with respect to the Corporation in respect of any Taxes;

      (hh) "Technology" means all technical information (including the Corporation's software, patents, invention disclosures, trade secrets and know how, design information, source listings, technical data, user, operation and maintenance manuals and documentation, servicing and installation instructions, test and inspection techniques and procedures, information pertaining to quality control of standards including inspection methods and standards) developed by or for the Corporation and used in the business of the Corporation, all right, title and interest in any and all copyright in the foregoing, and of any and all rights to register, patent or secure protection thereof, all licences or consents to use with respect thereto in favour of the Corporation and any and all rights of enforcement with respect thereto including any and all rights world wide to sue for the infringement or unauthorized use thereof and the recovery of damages or royalties related thereto;

      (ii)  "Transaction Agreements" means:

            (i)   this Agreement;

            (ii)  the Insurance Agreement;

            (iii) the Debenture;

            (iv)  the Warrant(s);

            (v)   the Registration Rights Agreement;

            (vi) a pledge of shares in the capital of Thomas, Ventures and Pneutech given by the Corporation;

            (vii) guarantees of the obligations of the Corporation under the
                  Debenture given by each of the Guarantors;

            (viii) a pledge of shares in the capital of Rousseau, Hydramen and
                  Samsung Industries Co. Ltd. given by Pneutech;

            (ix) a general security agreement given by the Corporation and each of the Guarantors;

            (x) an assignment of intellectual property by the Corporation and each of the guarantors;

            (xi) an environmental indemnity by the Corporation and each of the guarantors;

            (xii) a hypothec on moveables and immoveables given by Pneutech;

            (xiii) a hypothec on moveables given by Rousseau; and

            (xiv) any other documents supplementary or ancillary thereto;

            (jj)  "Warrant Subscription Price" has the meaning set forth in
                  Section 2.1; and

            (kk)  "Warrant(s)" has the meaning set forth in Section 2.1 hereof.

1.2      Schedules.

         The following are the schedules attached to this Agreement:

         Schedule 2.1          -      Stock Purchase Warrant

         Schedule 2.2          -      Registration Rights Agreement

         Schedule 4            -      Debenture

         Schedule 5.3(a)       -      Legal Opinion

         Schedule 6.1          -      Jurisdictions in which the Corporation
                                      is qualified

         Schedule 6.3          -      Capital of the Corporation and the
                                      Subsidiaries

         Schedule 6.6          -      Subsidiaries, Partnerships or Joint
                                      Ventures

         Schedule 6.7          -      Financial Statements

         Schedule 6.11         -      Liabilities and Guarantees

         Schedule 6.15         -      Employment Matters

         Schedule 6.16         -      Employee Benefit and Pension Plans

         Schedule 6.17         -      Absence of Unusual Transactions and Events

         Schedule 6.18         -      Non Arm's Length Transactions

         Schedule 6.20         -      Customers and Suppliers

         Schedule 6.21         -      Permits

         Schedule 6.22         -      No Default Under Agreements

         Schedule 6.23         -      As to Certain Contracts In and Out of
                                      the Ordinary Course

         Schedule 6.25         -      Title to Assets

         Schedule 6.26         -      Real Property

         Schedule 6.27         -      Leases of Real Property

         Schedule 6.28         -      Leases of Personal Property

         Schedule 6.29         -      Intellectual Property

         Schedule 6.32         -      Litigation and Other Proceedings

         Schedule 6.35         -      Environmental Disclosure

         Schedule 6.36         -      Insurance

         Schedule 6.37         -      Warranties and Discounts

         Schedule 6.39         -      Business Plan

1.3   Headings and Table of Contents.

      The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof. The terms "this Agreement" "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular section or other portion hereof and include any agreement supplemental hereto.

1.4   Gender and Number.

      Words importing the singular number only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine gender and neuter.

1.5   Currency.

      All payments contemplated herein shall be paid in Canadian funds, by certified cheque, bank draft or wire transfer of immediately available funds.

1.6   Entire Agreement.

      This Agreement and the Offer of Finance dated January 18, 2005 between the Subscriber and the Corporation constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof and supersede any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between the parties other than as expressly set forth or referred to in this Agreement or in any documents delivered by the parties pursuant to this Agreement. No reliance is placed on any representation, warranty, opinion, advice or assertion of fact made by any party hereto or its directors, officers, employees, legal counsel, accountants or other representatives, to any other party hereto or its directors, officers, employees, legal counsel, accountants or other representatives, except to the extent that the same has been reduced to writing and included as a term of this Agreement or included as a term of any other document delivered by the parties pursuant to this Agreement.

1.7   Accounting Principles.

      References in this Agreement to generally accepted accounting principles ("GAAP") shall be, in connection with any Canadian entities, to GAAP from time to time established by the Canadian Institute of Chartered Accountants, or any successor institute, in the "CICA Handbook", and in connection with any United States entities, generally accepted accounting principals in the United States, in each applicable as of the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles, consistently applied.

1.8   Time of Essence.

      Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

1.9   Calculation of Time.

      Whenever any payment to be made hereunder shall be stated to be due, any period of time hereunder shall be stated to end, any calculation shall be stated to be made hereunder or any other action to be taken hereunder shall be stated to be required to be taken on or as of a day other than a Business Day, such payment shall be due, such period of time shall end, such calculation shall be made or such action shall be required to be taken on or as of the next succeeding Business Day unless the next succeeding Business Day, shall fall in the next calendar month, in which case such payment shall be due, such period of time shall end, such calculation shall be made or such action shall be required to be taken on or as of the next preceding Business Day and, in the case of any payment of interest pursuant to the terms of this Agreement, any such adjustment shall be taken into account in determining the amount of such interest payment.

1.10  Securities Laws.

      The sale of the Warrants is conditional upon such sale being exempt from the registration and prospectus requirements of Securities Laws or that such Warrants and the Common Shares issuable thereunder are qualified under the Securities Laws.

                                   ARTICLE 2
                           SUBSCRIPTION FOR WARRANTS.

2.1 The Subscriber agrees to take up and pay for a warrant to purchase one million of the Common Shares, on a fully diluted basis (the "Warrants") of the Corporation for the aggregate subscription price of One Dollar ($1.00) (the "Warrant Subscription Price") against payment to the Corporation of the purchase price therefore by wire transfer, certified cheque or other method mutually acceptable to the Corporation and the Subscriber. The Corporation agrees to execute and deliver to the Subscriber a Stock Purchase Warrant in the form annexed hereto as Schedule 2.1 and a Registration Rights Agreement in the form annexed hereto as Schedule 2.2, in each case with such amendments as may be agreed upon by the Corporation and the Subscriber.

                                    ARTICLE 3
                                     SHARES.

3.1   Reservation of Shares.

      The Corporation agrees to reserve and set aside for issuance a sufficient number of common shares in the capital of the Corporation and, upon the due and timely exercise of the Warrants, to allot and issue to the holder thereof that number of common shares of the Corporation issuable in connection therewith as fully paid and non assessable shares.

                                   ARTICLE 4
                             ISSUANCE OF DEBENTURE.

      The Subscriber agrees to loan the principal amount of Six Million Five Hundred Thousand Canadian Dollars ($6,500,000) to the Corporation, and the Corporation agrees, upon payment of such amount by the Subscriber to the Corporation, to execute and deliver to the Subscriber a debenture (the "Debenture") in the form attached hereto as Schedule 4, together with such amendments as may be agreed upon by the Corporation and the Subscriber.

                                   ARTICLE 5
                              CLOSING ARRANGEMENTS.

5.1   Closing.

      The transactions contemplated by this Agreement shall be completed on or before February ___, 2005 (the "Closing Date") at which time the Corporation shall execute and deliver to the Subscriber the Debenture and the Warrant certificate registered in the name of the Subscriber or in such other name as the Subscriber may in writing direct, representing the loan and the Warrant, against delivery to the Corporation of a certified cheque or bank draft in the amount of Six Million Five Hundred Thousand and One Canadian Dollars (CDN$6,500,001) payable to the Corporation or to such other person as the Corporation may in writing direct. The completion of the subscription will take place at a closing to be held at the offices of Chaitons LLP, Barristers and Solicitors, 185 Sheppard Ave. West, Toronto, Ontario, M2N 1M9 at 10:00 a.m., Toronto time (the "Closing Time") on the Closing Date or at such other time on that date or such other date as may be mutually agreed upon by the Corporation and the Subscriber.

5.2   Delivery of Documents.

      At the Closing Time, the Corporation shall execute and deliver, or cause to be executed and delivered to the Subscriber the following:

      5.2.1 the Transaction Agreements; and


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

      5.2.2 a certificate signed by the appropriate officers of the Corporation with respect to the articles and by laws of the Corporation, resolutions of the board of directors of the Corporation relevant to the transactions contemplated herein, the incumbency and signatures of the signing officers of the Corporation and with respect to such other matters as the Subscriber may request, acting reasonably.

5.3   Subscriber's Conditions.

      The obligation of the Subscriber to complete the subscription for the Debenture and the Warrants is subject to fulfilment at the Closing Time of the following conditions:

      (a) the Subscriber shall have received a favourable opinion acceptable to the Subscriber, acting reasonably, dated the Closing Date from counsel to the Corporation and the Subsidiaries, with respect to such matters as the Subscriber may request, acting reasonably, relating to the Corporation and the Subsidiaries and the subscription and issuance of the Debenture and the Warrants. In providing such opinion, counsel may, where appropriate, rely on certificates of senior officers of the Corporation and the Subsidiaries as to factual matters;

      (b) at the Closing Time, there shall not have developed, occurred, come into effect or existence any event, action, state, condition or financial occurrence of significant consequence or any law, regulation or policy which in the Subscriber's opinion, acting reasonably, Materially Adversely Affects, or involves, or will Materially Adversely Affect or involve the financial markets or the business, operations or affairs of the Corporation and the Subsidiaries;

      (c) all proceedings shall have been taken and all documentation executed in connection with the transactions contemplated by this Agreement shall be satisfactory to the Subscriber;

      (d) the representations and warranties of the Corporation and the Subsidiaries contained in Article 6 hereof shall be true and correct at the Closing Time with the same effect as if such representations and warranties had been made at such time;

      (e) the Corporation and the Subsidiaries shall have performed and complied with all of its material obligations hereunder to be performed at or prior to the Closing Time;

      (f) the parties to the Transaction Agreements, other than the Subscriber, shall have executed and delivered such agreements to the Subscriber and, where draft forms of same are annexed hereto, substantially in the form of drafts annexed;

      (g) the Subscriber shall be satisfied with the insurance maintained by the Corporation and the Subsidiaries;

      (h) the Subscriber shall have received confirmation of the program expenditures with respect to the use of the proceeds of the sale of the Debenture and the Warrants by the Corporation satisfactory to the Subscriber, acting reasonably;

      (i) there shall not be any injunction, order or claim, pending or threatened, respecting the Corporation or the issuance and sale to the Subscriber of the Warrants;

      (j) Mr. Clifford Rhee shall have entered into an employment contract with the Corporation which shall include confidentiality, non competition and non solicitation provisions, in form and substance satisfactory to the Subscriber and its legal counsel;

      (k) the Subscriber shall have completed its due diligence and the review and examination by the Subscriber of all information, agreements, documents, books and records of or relating to the Corporation, whether written or oral, has been, in the sole discretion of the Subscriber, completed to the satisfaction of the Subscriber;

      (l) the Corporation shall have entered into working capital facilities satisfactory to the Subscriber;

      (m) Pneutech shall have paid all outstanding accrued dividends in the amount of $300,000 to Roynat Capital Inc.;

      (n) Pneutech shall have retracted all preferred shares in the capital stock of Pneutech held by Roynat Capital Inc.;

      (o) Pneutech shall have purchased for cancellation all warrants issued to Roynat Capital Inc. to purchase common shares in the capital of Pneutech in exchange for $1,250,000;

      (p) all of the shareholders of Pneutech shall have consented to the amalgamation of Pneutech with 4274458 Canada Inc. pursuant to an Agreement and Plan of Amalgamation where all the shares in Pneutech shall be cancelled and new shares of the Corporation will be issued to the shareholders of Pneutech immediately prior to the amalgamtaion and Pneutech shall be a wholly owned subsidiary of the Corporation; and

      (q) the Subscriber shall have entered into satisfactory inter creditor and subordination agreements with other creditors of the Corporation and the Guarantors.

      The foregoing conditions are for the exclusive benefit of the Subscriber, provided that any of the said conditions may be waived in whole or in part by the Subscriber without prejudice to its rights of rescission in the event of the non fulfilment and/or non performance of any other conditions, any such waiver to be binding on the Subscriber only if the same is in writing.

      In case any of the foregoing conditions hereinbefore declared to be for the benefit of the Subscriber shall not be satisfied at the Closing Time, the Subscriber may:

            (i) refuse to complete the transactions contemplated herein by notice in writing to the Corporation and in such event, the Subscriber and the Corporation shall be released from all obligations hereunder (except for the obligation of the Corporation to pay certain fees and expenses as contemplated in Article 16 hereof); or

            (ii) complete the transaction contemplated herein, it being expressly understood and agreed that the Subscriber may rely, notwithstanding such completion, upon the Corporation's representations, warranties, covenants and conditions (unless waived) contained in this Agreement.

5.4   Corporation's Conditions.

      The obligation of the Corporation to complete the subscription for the Debenture and the Warrants is subject to fulfillment at the Closing Time of the following conditions:

      (a) the Subscriber shall have performed and complied with all of its material obligations hereunder to be performed at or prior to the Closing Time; and

      (b) the Subscriber shall have executed and delivered the Transaction Agreements to which it is a party to the other parties thereto.

      The foregoing conditions are for the exclusive benefit of the Corporation, provided that any of the said conditions may be waived in whole or in part by the Corporation without prejudice to its rights of rescission in the event of the non fulfilment and/or non-performance of any other condition or conditions, any such waiver to be binding on the Corporation only if the same is in writing.

      In case any of the foregoing conditions hereinbefore declared to be for the benefit of the Corporation shall not be satisfied at the Closing Time, the Corporation may:

            (i) refuse to complete the transactions contemplated herein by notice in writing to the Subscriber and in such event, the Corporation and the Subscriber shall be released from all obligations hereunder (except for the obligations of the Corporation to pay certain fees and expenses as contemplated in Article 16 hereof); or

            (ii) complete the transaction contemplated herein, it being expressly understood and agreed that the Corporation may rely, notwithstanding such completion, upon the Subscriber's representations, warranties, covenants and conditions (unless waived) contained in this Agreement.

                                   ARTICLE 6
                   REPRESENTATIONS, WARRANTIES AND COVENANTS.

      Each of the Corporation and the Subsidiaries, jointly and severally represent, warrant and covenant to the Subscriber as follows and acknowledges that the Subscriber is relying upon the following representations, warranties and covenants in connection with its subscription for the Debenture and the
Warrants:

6.1   Incorporation and Status of the Corporation and the Subsidiaries.

      Each of the Corporation and the Subsidiaries is duly incorporated and organized and validly existing under its jurisdiction of incorporation, is in good standing in each jurisdiction where, by reason of its business or assets, it is required to be qualified or licenced, except to the extent any lack of such registration, licensing or qualification would not cause a Material Adverse Affect, and it has all powers, licences, franchises and permits (collectively, "permits") required to own or lease its assets and carry on its business as the same is presently carried on. Except for permits, the lack of possession of which by the Corporation would not cause a Material Adverse Affect, each of the Corporation and the Subsidiaries is in compliance in all material respects with all the terms and conditions relating to such permits and there are no proceedings in progress, pending or threatened which may result in the revocation, cancellation, suspension or any adverse modification of any such permits. Each of the Corporation and the Subsidiaries is duly qualified to do business in each jurisdiction in which the nature of the business or the property and assets owned or leased by it makes such qualification necessary. All the issued and outstanding shares, membership interests or partnership interests of each Subsidiary have been duly and validly issued, are fully paid and non assessable, and were issued in accordance with all applicable Securities Laws and regulations. Except for 1,000 Preference shares in the capital stock of Thomas issued to McCain Foods Limited, all of such shares, membership interests or partnership interests of each Subsidiary are owned, directly or indirectly, by the Corporation, free and clear of any mortgage, pledge, lien, encumbrance, claim or equity. The Corporation has furnished (or will furnish at or prior to the Closing) counsel to the Subscriber with a true and complete copy of each of the Subsidiaries' organizational documents as amended and in effect on the date hereof, certified by the President and/or Secretary of the Corporation, and each of the Subsidiaries' by laws, as amended and in effect on the date hereof.

6.2   Corporate Power and Due Authorization.

      The Corporation has the corporate power and capacity to enter into, and to perform its obligations under, the Transaction Agreements. Each of the Transaction Agreements has been duly authorized, executed and delivered by the Corporation and is a valid and binding obligation of the Corporation enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors' rights generally, and the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court. This Agreement and the Insurance Agreement have been duly executed and delivered by the Corporation and are valid and binding obligations of the Corporation, enforceable against it in accordance with their terms, subject to bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors' rights generally, and the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

6.3   Capital of the Corporation and the Subsidiaries.

      6.3.1 The authorized capital of the Corporation consists of 200,000,000 Common Shares, of which 20,000,000 Common Shares have been duly issued and are outstanding as fully paid and non-assessable.

      6.3.2 The authorized and issued capital (including the identity of all shareholders) of each of the Subsidiaries is set forth in Schedule 6.3.

      6.3.3 The rights, privileges, restrictions and conditions attached to the shares of the Corporation and each Subsidiary are as set out in
            Schedule 6.3 annexed hereto.

      6.3.4 The Corporation is, directly or indirectly, the registered and beneficial owner of all of the issued and outstanding shares of the Subsidiaries, except for 1,000 preference shares of the capital stock of Thomas owned by McCain Foods Limited, with good and marketable title thereto, free and clear of all Encumbrances.

6.4   No Obligations to Issue Securities.

      Other than as set forth or described in this Agreement or any Schedules hereto and as listed on Schedule 1 to the Registration Rights Agreement there are no agreements, options, warrants, rights of conversion or other rights pursuant to which any of the Corporation or the Subsidiaries is or may become obligated to issue any shares or any securities convertible or exchangeable, directly or indirectly, into shares. There are no outstanding contracts of the Corporation to repurchase, redeem or otherwise acquire any of its outstanding Common Shares (or Shares in the capital of the Corporation which may be created) or restricting its ability to issue securities.

6.5   No Contravention.

      None of the entering into of this Agreement and/or the Transactions Agreements, the issuance of the Debenture or the Warrants, and the performance by the Corporation of any of its obligations under the Transaction Agreements will contravene, breach or result in any default under the articles, by-laws, constating documents or other organizational documents of the Corporation or any of the Subsidiaries or under any mortgage, lease, agreement, other legally binding instrument, licence, permit, statute, regulation, order, judgment, decree or law or other restriction of any government, governmental agency or court to which the Corporation or any of the Subsidiaries is a party or by which it may be bound.

6.6   No Subsidiaries, Partnerships or Joint Ventures.

      The Corporation has no subsidiaries other than the Subsidiaries, the names and governing jurisdictions of which are set forth in Schedule 6.6 nor any agreement of any nature to acquire any subsidiary. Neither the Corporation nor any Subsidiary is a partner or participant in any partnership, joint venture or any other profit sharing arrangement of any kind nor a party to any agreement under which they or any of them agrees to carry on any part of its business or any other activity in such manner or by which the Corporation or the Subsidiaries agrees to share any revenue or profit with any Person.

6.7   Financial Statements.

      The audited financial statements (the "Audited Financial Statements") of the Corporation and its subsidiaries, other than Thomas Equipment 2004 Inc. (other than the financial statements of Hydramen Fluid Power Limited, which are unaudited) and of Thomas Equipment Ltd. (the assets of which were acquired by Thomas Equipment 2004 Inc. in October, 2004) are as set out in Schedule 6.7 hereto as at and for the year ended set out therein and the unaudited interim financial statements (the "Interim Financial Statements") of the Corporation and its subsidiaries, other than Thomas Equipment 2004 Inc. but including Thomas Equipment Ltd. are as set out in Schedule 6.7 as at and for the period ended set out therein (collectively, the "Financial Statements"), are true and correct, and fairly, completely and accurately present the financial position of the Corporation and the Subsidiaries and the results of its operations as of the dates and throughout the periods indicated and there has been no material adverse change in the financial position of the Corporation and the Subsidiaries from that reflected in the Financial Statements. The Audited Financial Statements have been prepared in accordance with GAAP consistently applied. The Financial Statements accurately and fairly disclose the assets and liabilities (whether accrued, absolute, contingent or otherwise of the Corporation). The Financial Statements reflect all material accruals as at the date thereof and for the periods covered thereby of all amounts and other employment arrangements for current employees of the Corporation (including employee incentives) which, though not payable until a time after the end of the relevant period, are attributable to activities undertaken during that period. The Financial Statements do not contain any extraordinary items or items of special or non recurring income or any other income not earned in the ordinary course of business, except as expressly specified therein. The Financial Statements reflect all of the costs incurred in the operation of the business of the Corporation.

6.8   Receivables.

      All accounts receivable reflected on the balance sheets forming part of the Financial Statements and all accounts receivable arising since the date of the Financial Statements are bona fide and collectible in full within one hundred and twenty (120) days or, if such receivable is related to floor plan financing between Thomas and a customer, then within eighteen (18) months, other than those accounts receivable which are doubtful accounts and in respect of which a reasonable allowance, consistent with past practice, has been made, and are not subject to any set off or counter claims; and from the date of the Financial Statements until the date hereof, no such accounts receivable or other amounts owing to the Corporation and its Subsidiaries have been assigned by the Corporation and the Subsidiaries or discharged or released by the Corporation and the Subsidiaries for less than the amount of such account receivable or other amount owing to the Corporation and the Subsidiaries and no other assets have been transferred, sold, assigned or otherwise disposed of except, in each case and in the aggregate, in the ordinary course of business of the Corporation.

6.9   Inventories.

      The inventories of the Corporation and the Subsidiaries consist of items of a quality and quantity useable and saleable in the ordinary course of business, except for obsolete and slow moving items and materials below standard quality which have been written down on the books of account of the Corporation and the Subsidiaries to net realizable value, or adequate reserves have been provided therefor. All items included in such inventories are owned by the Corporation and the Subsidiaries except for items sold in the ordinary course of business, for which either a purchaser has made full payment or a purchaser is obligated to make payment, and each obligation is an asset of the Corporation and the Subsidiaries in accordance with GAAP.

6.10  Dividends, Distributions.

      Since October 1, 2004, the Corporation has not declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of its shares and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or agreed to do so or otherwise effected any return of capital with respect to such shares.

6.11  Liabilities and Guarantees.

      Each of the Corporation and the Subsidiaries does not have any outstanding liabilities, contingent or otherwise, and each of the Corporation and the Subsidiaries is not a party to or bound by an agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (contingent or otherwise) or indebtedness of any Person, other than:

      6.11.1 those set out in the Financial Statements and pursuant to the agreements with Laurus;

      6.11.2 liabilities in respect of trade or business obligations incurred after last year end date of each financial statement set out in
            Schedule 6.7 (the "Applicable Date") in the ordinary course of the business of the Corporation and the Subsidiaries consistent with past practice, none of which has been materially adverse to the nature, results of operations, assets or financial condition of, or manner of conducting, the business of the Corporation and the Subsidiaries; and

      6.11.3 those set out in Schedule 6.11.

6.12  Bankruptcy.

      Each of the Corporation and the Subsidiaries has not proposed a compromise or arrangement to its creditors generally; had any petition for a receiving order in bankruptcy filed against it; taken any proceeding with respect to a compromise or arrangement; taken any proceeding to have itself declared bankrupt or wound up; taken any proceeding to have a receiver appointed over its assets; had any encumbrancer take possession of any of its property; or had any execution or distress become enforceable or become levied upon any of its property.

6.13  Indebtedness.

      Except as set out in the Financial Statements, agreements with Laurus and except for the Debenture issued or to be issued in favour of the Subscriber, the Corporation and the Subsidiaries does not have outstanding any bonds, debentures, notes, mortgages or other indebtedness which mature more than one
(1) year after the date of their original creation or issuance and each of the Corporation and the Subsidiaries has not agreed to create or issue any bonds, debentures, notes, mortgages or other indebtedness which will mature more than one (1) year after the date of their creation or issuance.

6.14  Tax Matters.

      Each of the Corporation and the Subsidiaries has filed all Tax Returns required to be filed by it in all applicable jurisdictions and has paid all Taxes, levies, assessments, reassessments, penalties, interest and fines due and payable by it. All such Tax Returns properly reflect, and do not in any respect understate, the taxable income or the liability for Taxes of each of the Corporation and the Subsidiaries in the relevant Tax year or calendar year. Adequate provision has been made in the Audited Financial Statements and the Interim Financial Statements for all Taxes, governmental charges and assessments, whether relating to income, sales, real or personal property, or other types of Taxes, governmental charges or assessments, including interest and penalties thereon, payable in respect of the business, assets or liabilities of each of the Corporation and the Subsidiaries or otherwise for all periods up to the date of the balance sheets comprising part of such financial statements. All Canadian federal and provincial income Tax assessments and United States federal and state income Tax assessments have been issued to each of the Corporation and the Subsidiaries covering all past periods up to and including the Applicable Date in respect of the Corporation and the Subsidiaries, and such assessments, if any amounts were owing in respect thereof, have been paid. Assessments for all other applicable federal, state and provincial Taxes and levies have been issued and any amounts owing thereunder have been paid. There are no actions, suits or other proceedings or investigations or claims in progress, pending or threatened against each of the Corporation and the Subsidiaries in respect of any Taxes, governmental charges or assessments and, in particular, there are no currently outstanding reassessments or written enquiries which have been issued or raised by any governmental authority relating to any such Taxes, governmental charges and assessments. Each of the Corporation and the Subsidiaries has withheld and remitted all amounts required to be withheld and remitted by it in respect of any Taxes, governmental charges or assessments. The Corporation has never had any Tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or governmental charge. Each of the Corporation and the Subsidiaries is properly registered and licensed for the purposes of paying, collecting or remitting all applicable Taxes relating to its business. Each of the Corporation and the Subsidiaries has properly applied for and filed, or will properly apply for and file, claims for all Tax refunds or rebates to which it is entitled, including without limitation, any goods and services Tax rebates. Each of the Corporation and the Subsidiaries has not filed or been party to any election pursuant to Section 85 of the Income Tax Act (Canada) or the corresponding provisions of any provincial statute at any time since October 30, 2002. Each of the Corporation and the Subsidiaries has not at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of its share capital) which could have resulted in the application of Section 80 of the Income Tax Act (Canada). The Corporation has withheld or collected from each payment made to each of its employees, the amount of all Taxes required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority.

6.15  Employment Matters.

      Except as set out in Schedule 6.15, each of the Corporation and the Subsidiaries is not a party to and is not bound by any:

      6.15.1 written contract or commitment for the employment of any employee, officer or agent;

      6.15.2 oral contract or commitment for the employment of any employee, officer or agent, except for contracts of indefinite hire terminable by the Corporation and the Subsidiaries without cause on reasonable notice;

      6.15.3 contract with or commitment to any labor union or employee association and the Corporation and the Subsidiaries has not conducted negotiations with respect to any such future contracts or commitments and there are no current or, to the knowledge of the Corporation and the Subsidiaries after appropriate enquiry, threatened attempts to organize or establish any labour union or employee association with respect to the Corporation and the Subsidiaries.

      Schedule 6.15 contains a complete list of all permanent and full time employees of the Corporation and the Subsidiaries earning in excess of One Hundred Thousand Dollars ($100,000) per annum, their salaries and wage rates, bonus arrangements, benefits, positions and length of service.

      There is no work stoppage or other concerted action, grievance or dispute existing or, to the best of the knowledge of the Corporation and the Subsidiaries after appropriate enquiry, threatened against the Corporation and the Subsidiaries.

      The Corporation has complied with all applicable laws, rules, regulations and orders relating to employment in the business, including those relating to wages, hours, collective bargaining, occupational health and safety, employment standards, pay equity and workers' compensation. There are no outstanding charges or complaints against the Corporation relating to unfair labour practices or discrimination or under any legislation relating to employees. The Corporation has paid in full all amounts owing under any applicable workers' compensation legislation.

      Each of the Corporation and the Subsidiaries has not paid or agreed to pay any bonus, fee, distribution, remuneration or other compensation to any Person (other than salaries, wages or bonuses paid or payable to employees of each of the Corporation and the Subsidiaries in the ordinary course of business in accordance with current compensation levels and practices).

6.16  Employee Benefit Plans.

      6.16.1 Except as listed in Schedule 6.16 attached hereto, the Corporation has not, and is not, subject to any present or future obligation or liability under any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan or policy, employee group insurance plan, hospitalization plan, disability plan or other employee benefit plan, program, policy or practice, formal or informal, with respect to any of the employees of the business, other than the Canada Pension Plan and other similar plans established pursuant to statute. Schedule 6.16 also lists the general policies, procedures and work-related rules in effect with respect to employees of the Corporation's business, whether written or oral, including but not limited to policies regarding holidays, sick leave, vacation, disability and death benefits, termination and severance pay, automobile allowances and rights to company-provided automobiles and expense reimbursements. (The plans, programs, policies, practices and procedures listed in Schedule 6.16 are collectively called the "Benefit Plans"). A complete and accurate list of all Benefit Plans is set out in Schedule 6.16.

      6.16.2 The pension plans included in the Benefit Plans are registered under and are in compliance with all applicable federal and provincial legislation and all reports, returns and filings required to be made thereunder have been made. Such pension plans have been administered in accordance with their terms and the provisions of applicable law. Each pension plan has been funded in accordance with the requirements of such plans and based on actuarial assumptions which are appropriate to the employees of the Corporation. Based on such assumptions, there is no unfunded liability under any such pension plan. To the best of the knowledge of the Corporation no changes have occurred since the date of the most recent actuarial report provided to the Subscriber in respect of such pension plans which makes such report misleading in any material respect and, since the date of such report, the Corporation has not made or granted or committed to make or grant any benefit improvements to which members of the pension plans are or may become entitled which are not reflected in such actuarial report. No funds have been withdrawn by the Corporation from any such pension plan or other Benefit Plans.

      6.16.3 To the best of the knowledge of the Corporation, there are no pending claims by any employee covered under the Benefit Plans or by any other person which allege a breach of fiduciary duties or violation of governing law or which may result in liability to the employer and, to the best of the knowledge of the Corporation, there is no basis for such a claim. There are no employees or former employees of the business who are receiving from the Corporation any pension or retirement payments or who are entitled to receive any such payments not covered by a pension plan to which the Corporation is a party.

6.17  Absence of Unusual Transactions and Events.

      Except as set out in Schedule 6.17, or in connection with the transactions with Laurus, since the Applicable Dates, each of the Corporation and the Subsidiaries has not:

      6.17.1 paid or satisfied any obligation or liability, absolute or contingent, other than current liabilities or obligations disclosed in the Financial Statements and current liabilities or obligations incurred since the Applicable Dates in the ordinary course of the business of each of the Corporation and the Subsidiaries, consistent with past practice;

      6.17.2 waived or omitted to take any action in respect of any rights of substantial value, or enter into any commitment or transaction not in the ordinary and usual course of the business of the Corporation or such waiver, omission, commitment or transaction is or would be material to the Corporation;

      6.17.3 mortgaged, pledged, subjected to lien, hypothecated, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible;

      6.17.4 written off as un collectible any notes or accounts receivable exceeding Fifty Thousand Dollars ($50,000) in the aggregate;

      6.17.5 settled any liability, claim, dispute, proceedings, suit or appeal pending against it or against any of the Corporation's assets, except in the ordinary course of business;

      6.17.6 changed its accounting practices or policies;

      6.17.7 become aware of the passing of any law that might reasonably be excepted to have a Material Adverse Affect;

      6.17.8 sold or otherwise disposed of any fixed or capital assets having a fair market value, in the case of any single sale or disposition, in excess of One Hundred Thousand Dollars ($100,000) and, in the case of all sales and dispositions, in excess of One Hundred Thousand Dollars ($100,000) in the aggregate;

      6.17.9 made any capital expenditures, in the case of any single capital expenditure, in excess of One Hundred Thousand Dollars ($100,000) and, in the case of all capital expenditures, in excess of One Hundred Thousand Dollars ($100,000) in the aggregate;

      6.17.10 made or suffered any change or changes in its financial condition, assets, liabilities or business which, singly or in the aggregate, have Materially Adversely Affected or could Materially Adversely Affect its financial condition, assets, liabilities or business;

      6.17.11 suffered or incurred any damage, destruction or loss, whether or not covered by insurance, which has Materially Adversely Affected or could Materially Adversely Affect its financial condition, assets or business;

      6.17.12 made any increase in the compensation or other benefits payable or to become payable to its employees or any of them, other than general salary increases in the ordinary course of the business of the Corporation, consistent with past practice, or any increase in the compensation or other benefits payable or to become payable to any officer or director or any increase in the benefits provided under any of its pension plans or other employee benefit plans;

      6.17.13 declared or paid any dividend or made any distribution, whether in cash, stock or in specie, in respect of any of its shares or repurchased, redeemed or otherwise acquired any of its securities;

      6.17.14 entered into or become bound by any contract, agreement or arrangement, written or oral, not in the ordinary course of its business;

      6.17.15 amended or changed or taken any action to amend or change its articles or by laws;

      6.17.16 made any payments of any nature to any shareholder or any affiliate or associate of any of them other than payments of salary and employment benefits consistent with past practice;

      6.17.17 authorized or agreed or otherwise become committed to do any of the foregoing.

6.18  Non-Arm's Length Transactions.

      6.18.1 Except for a loan in the amount of $148,000 by 4237901 Canada Inc., a corporation controlled by Clifford Rhee, to Pneutech Inc. made as of October 28, 2004 each of the Corporation and the Subsidiaries has not made any payment or loan to, has not borrowed any monies from and is not otherwise indebted to, any officer, director, employee, shareholder or any Person not dealing at arm's length with the Corporation or any affiliate of any of the foregoing, except as disclosed in the Financial Statements or the Interim Financial Statements and except for usual compensation paid in the ordinary course of its business, consistent with past practice.

      6.18.2 Except as disclosed in Schedule 6.18 and except for contracts of employment, each of the Corporation and the Subsidiaries is not a party to any contract or agreement with any officer, director, employee, shareholder or any Person not dealing at arm's length (within the meaning of the Income Tax Act (Canada)) with the Corporation or any affiliate of any of the foregoing.

      6.18.3 There are no outstanding obligations on the part of the Corporation to provide future bonuses, adjustments to compensation or issue additional share options to any of its officers, directors or employees although the Board of Directors of the Corporation has the discretion to issue options to acquire Common Shares in accordance with the terms of its employee stock option plan.

6.19  No Conflict of Interest.

      Except for the loan referred to in Section 6.18 above and for a loan in the amount of $700,000 by 3156176 Canada Inc., a corporation controlled by Clifford M. Rhee, to Pneutech Inc. as set out on the Financial Statements, the Corporation is not indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. None of the Corporation's officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to the Corporation (other than in connection with purchases of the Corporation's stock) or have any direct or indirect ownership interest in any firm or corporation with which the Corporation is affiliated or with which the Corporation has a business relationship, or any firm or corporation which competes with the Corporation except that officers, directors and/or shareholders of the Corporation may own shares in (but not exceeding two percent (2%) of the outstanding capital of) any publicly traded company that may compete with the Corporation. None of the Corporation's officers or directors or any members of their immediate families are, directly or indirectly, interested in any material contract with the Corporation.

6.20  Customers and Suppliers.

      Since the Applicable Dates, and except as set out in Schedule 6.20, there has been no termination or cancellation of, and no material modification or change in, the business relationship with any major customer or group of major customers or major suppliers of either the Corporation or the Subsidiaries. Except as set out Schedule 6.20, the Corporation and the Subsidiaries has no reason to believe that the benefits of any relationship with any of the customers or suppliers of the Corporation and the Subsidiaries will not continue after the closing of the transaction in substantially the same manner as prior to the date hereof. No information has been brought to the attention of the Corporation or the Subsidiaries which might reasonably lead the Corporation or the Subsidiaries to believe that any customer or supplier of the Corporation or the Subsidiaries intends to cease dealing with the Corporation or the Subsidiaries, or intends to alter in any material respect the amount of such customer's or supplier's dealings with the Corporation or the Subsidiaries or would alter in any material respect such dealings in the event of the consummation of the transactions contemplated hereby. The Corporation and the Subsidiaries are not aware of increased competitive activities or plans for such increased activities, in markets for the Corporation's and the Subsidiaries products or services as compared to the level of competitive activities experienced by the Corporation and the Subsidiaries in the past twelve (12) months. For these purposes, major customers are those customers of the business accounting for more than five percent (5%) of sales for the twelve (12) months ended June 30, 2004 and major suppliers are those suppliers accounting for more than five percent (5%) of purchases for the twelve (12) months ended June 30, 2004.

6.21  Permits.

      Each of the Corporation and the Subsidiaries holds all permits required to operate its business. All permits other than standard municipal permits required to carry on business in such municipalities, including details as to whether or not such permits are transferable, are described in Schedule 6.21. Such rights are in full force and effect and each of the Corporation and the Subsidiaries is not in violation of any term or provision or requirement of any such licences and permits, none of which are now being challenged or threatened in any way.

6.22  No Default under Agreements.

      Except as disclosed in Schedule 6.22, each of the Corporation and the Subsidiaries is not in default or breach in any material respect of any contract, agreement, lease or other instrument to which it is a party or by which it may be bound and there exists no state of facts which after notice or the passage of time, or both, would constitute such a default or breach, and all such contracts, agreements, leases and other instruments are now in good standing and each of the Corporation and the Subsidiaries is entitled to all benefits, rights and privileges thereunder.

6.23  As to Certain Contracts In and Out of the Ordinary Course.

      Except as set out in Schedule 6.23 and except as disclosed in any other Schedule to this Agreement, each of the Corporation and the Subsidiaries is not a party to or bound by any:

      6.23.1 contract, agreement or commitment which expires or may expire, if the same is renewed or extended at the unilateral option of any other person, more than one (1) year after the date hereof;

      6.23.2 contract, agreement or commitment for the purchase of materials, supplies or services which requires payment of more than Two Hundred and Fifty Thousand Dollars ($250,000), in the case of any single contract, agreement or commitment, or, in the case of all such contracts, agreements or commitments, in excess of Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate, except for purchases of inventories in the ordinary course of the business of the Corporation and the Subsidiaries, consistent with past practice and upon terms and conditions not more onerous than those usual and customary in the hydraulic and pneumatic components industry;

      6.23.3 contract, agreement or commitment for the purchase or sale of any equipment or fixed or capital assets having a fair market value in excess of One Hundred Thousand Dollars ($100,000);

      6.23.4 pension, profit sharing, stock option, employee share purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement or any collective bargaining agreement or severance agreements, programs, policies or arrangements;

      6.23.5 contract for the employment or engagement of any present Shareholder, officer, director or other Person on a full time or part time basis whether as an employee or as an independent contractor ("Employee Agreements"), other than any written or oral employment agreement terminable by the Corporation at will without the payment of any amount in excess of unpaid compensation for any applicable notice period that does not exceed thirty (30) days (except to the extent required by law in the jurisdiction wherein the employee resides) at the normal rate thereunder through the date of such termination;

      6.23.6 contract in which the Corporation has advanced or loaned any other Person amounts;

      6.23.7 agreement or indenture relating to borrowed money or other indebtedness where the mortgaging, pledging or otherwise placing an encumbrance or lien on any material asset or material group of assets of the Corporation or the Subsidiaries;

      6.23.8 guarantee of any obligation of any other person by the Corporation or any commitment by which it is, or is contingently, responsible for any obligations of any other persons;

      6.23.9 warranty agreement with respect to its services rendered (other than any implied warranty arising by operation of law);

      6.23.10 except as set out in Schedule 1 to the Registration Rights Agreement, agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggy back registration rights);

      6.23.11 material sales, distribution or franchise agreement;

      6.23.12 licence or royalty agreement relating to Intellectual Property (as such term is defined in subsection 6.29);

      6.23.13 contract, agreement or commitment to make any gift of any of its property, other than donations made in the ordinary course of the business of the Corporation and the Subsidiaries, consistent with past practice;

      6.23.14 contract, agreement or commitment which Materially Adversely Affects or could Materially Adversely Affect the business of the Corporation and the Subsidiaries or its financial condition or any of its assets or is or could be materially burdensome to it;

      6.23.15 agreement, contract or commitment with any Person prohibiting, limiting or restraining the Corporation or any of its employees from engaging or competing in any lines of business with any Person, other than an agreement by an employee in favour of the Corporation;

      6.23.16 Material Contract (as defined below);

      6.23.17 lease, agreement in the nature of a lease or agreement to lease whether as lessor or lessee, and whether in respect of real property or personal property, except for any lease or agreement in the nature of a lease relating to personal property where the aggregate annual payments under such lease or agreement and under any related service or maintenance or similar contract do not exceed Twenty-Five Thousand Dollars ($25,000); or

      6.23.18 material contract, agreement or commitment which was not made in the ordinary course of the business of the Corporation and the Subsidiaries, consistent with past practice.

      For the purposes of the foregoing, if a particular contract, agreement or commitment falls within more than one of the categories established by Sections
6.23.1 through 6.23.10, it need not be set out more than once in Schedule 6.23.

      For purposes of this Agreement, a "Material Contract" means any contract, agreement or commitment made in the ordinary course of the business of the Corporation and the Subsidiaries, such that it requires or may require the provision by the Corporation and the Subsidiaries to any Person of goods or services having a fair market value in excess of Two Hundred and Fifty Thousand Dollars ($250,000).

      The contracts listed in Schedule 6.23 are in good standing and in full force and effect with no amendments except as disclosed in Schedule 6.23. To the best of the knowledge of the Corporation, all of the Material Contracts are valid and binding obligations of the parties thereto enforceable in accordance with their respective terms. The Corporation has complied with all material terms thereof and does not have reason to believe it will not do so in the future, has not waived any rights thereunder and, to the best of the knowledge of the Corporation, no material default or breach exists in respect thereof or is anticipated in the future on the part of any of the parties thereto and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach. All amounts payable to the Corporation under the Material Contracts are due and owing to the Corporation without any right of set off which has been claimed or, based on the facts in existence, is capable of being claimed.

      Correct and complete copies of all of the contracts, agreements and commitments set out in Schedule 6.23, or, where such contracts are oral, correct and complete written summaries of the terms thereof, have been provided to the Subscriber.

6.24  Assets in Good Condition.

      All the physical assets of the Corporation and the Subsidiaries are in good operating condition and in a state of good maintenance and repair, reasonable wear and tear excepted, and are adequate and sufficient for the continuing conduct of the business of the Corporation and the Subsidiaries as presently conducted. The physical assets of the Corporation and the Subsidiaries comply with all applicable governmental agency standards or approvals.

6.25  Title to Assets.

      Except for Permitted Liens, including liens in favour of Laurus, the Corporation and the Subsidiaries owns and has good and marketable title, free and clear of all Encumbrances (except as disclosed in the Financial Statements and liens for current Taxes not yet due), to all assets used in connection with its business, including, without limitation, all assets reflected on the balance sheets included in the Financial Statements or acquired by it after the date of such balance sheets, except for changes in such assets in the ordinary course of business subsequent to that date. The assets are sufficient to permit the continued operation of the business of the Corporation and the Subsidiaries in substantially the same manner as conducted in the year prior to the date hereof. All licences and leases to which the Corporation and the Subsidiaries is a party relating to the Technology are in good standing, binding and enforceable in accordance with their respective terms.

6.26  Real Property.

      6.26.1 Except as set forth in Schedule 6.26, neither the Corporation nor any Subsidiary beneficially or legally owns any real property. There are no agreements, options, contracts or commitments to sell, transfer or otherwise dispose of any real property or which would restrict the ability of the Corporation or any Subsidiary to transfer any real property.

      6.26.2 The Corporation any its Subsidiaries, as the case may be, is the absolute beneficial owner of, and has good and marketable title in fee simple to, the real property, free and clear of any and all liens and encumbrances except for

            (i) the liens and encumbrances described in Schedule 6.25 attached hereto, and

            (ii) rights of parties in possession, zoning restrictions, easements, encroachments, rights-of-way, reservations and restrictions that run with the land and minor title defects (if any) which do not, in the aggregate, Materially Adversely Affect the validity of title to or the value or marketability of the real property or Materially Adversely Affect the use of any of the real property as they are presently used by the Corporation in connection with its business.

            (iii) To the knowledge of the Corporation, the real property described in Schedule 6.26 and all buildings and structures located thereon and the conduct of the business of the Corporation as presently conducted do not violate, and the use thereof in the manner in which presently used is not adversely affected by, any zoning or building laws, ordinances, regulations, covenants or official plans. The Corporation has not received any notification alleging any such violation. Such buildings and structures do not encroach upon any lands not owned by the Corporation. There are no expropriation, condemnation or similar proceedings pending or, to the best of the knowledge of the Corporation, threatened, with respect to the real property or any part thereof.

6.27  Leases of Real Property.

      Except as set forth in Schedule 6.27, none of the Corporation or the Subsidiaries owns or has any leasehold interest in any real property or any buildings or structures thereon. The leases for the Corporation's and the Subsidiaries' premises are valid and in good standing, and all rent and all other payments payable under such leases has been paid in full and the Corporation or the Subsidiary, as the case may be, is not in default under or in breach of such leases. All rental and other payments and other obligations required to be paid and performed by the Corporation pursuant to any lease have been duly paid and performed. The use by the Corporation or any Subsidiary of any leased premises does not breach any building, zoning or other statute, by law, ordinance, regulation, covenant, restriction or official plan.

6.28  Leases of Personal Property.

      Schedule 6.28 attached hereto describes all leases of equipment used in or relating to the business of the Corporation or the Subsidiaries requiring annual lease payments in excess of Twenty-Five Thousand Dollars ($25,000) (the "Personal Property Leases"). The Corporation or the Subsidiaries, as the case may be, is entitled to all rights and benefits as lessee under such Personal Property Leases, and has not sublet, assigned, licensed or otherwise conveyed any rights in those licenses or in the property leased thereunder to any other person. All payments and other obligations required to be paid and performed by the Corporation or the Subsidiaries under the Personal Property Leases have been duly paid and performed; neither the Corporation nor any Subsidiary is in default of any of its obligations under the Personal Property Leases; and, to the best of their knowledge, none of the lessors or any other parties to the Personal Property Leases are in default of any of their obligations under the Personal Property Leases.

6.29  Intellectual Property.

      6.29.1 All trade marks and trade mark applications, trade names, certification marks, patents and patent applications, copyrights, internet domain names, know-how, formulae, processes, inventions, computer systems, application software, technical expertise, research data, trade secrets, industrial designs and other similar property, whether registered or unregistered (collectively, "Intellectual Property"), domestic or foreign which are used by the Corporation and the Subsidiaries in its business are owned by the Corporation and the Subsidiaries with the sole and exclusive right to use the same. Schedule 6.29 is a list of all Intellectual Property which is comprised of trade marks and trade mark applications, trade names, certification marks, patent and patent applications, copyrights and industrial designs which are used by each of the Corporation and the Subsidiaries in its business and the offices (if any) in which the same are registered (being the only offices where such registration is necessary to preserve the rights thereto) and the applicable expiry dates of any registrations.

      6.29.2 Each of the Corporation and the Subsidiaries has good and valid title to all of the Intellectual Property, free and clear of any and all liens and encumbrances except as disclosed on Schedule 6.29, except in the case of any Intellectual Property licensed to the Corporation or the Subsidiaries as disclosed in Schedule 6.29. Complete and correct copies of all agreements whereby any rights in any of the Intellectual Property have been granted or licensed to the Corporation or the Subsidiaries has been provided to the Subscriber. No royalty or other fee is required to be paid by the Corporation or the Subsidiaries to any other person in respect of the use of any of the Intellectual Property except as disclosed in
            Schedule 6.29. There are no restrictions on the ability of the Corporation or the Subsidiaries or any successor to or assignee from the Corporation or the Subsidiaries to use and exploit all rights in the Intellectual Property.

      6.29.3 All authors, inventors, contributors or creators of the Technology and trade marks used by the Corporation and the Subsidiaries have waived all their non assignable rights therein for the benefit of the Corporation and the Subsidiaries and such authors, inventors, contributors or creators have duly assigned, transferred and sold all their right, the title and interest therein and thereto in favour of the Corporation and the Subsidiaries.

      6.29.4 No notice has been received by the Corporation and the Subsidiaries that any rights in the Technology or the trade marks of the Corporation and the Subsidiaries are invalid or unenforceable or that any infringement or misappropriation thereof, in whole or in part, by any Person has occurred.

      6.29.5 The operation of the Business and the creation, development and use of the Technology or the trade marks of the Corporation and the Subsidiaries or the Confidential Information do not cause or involve the infringement, misuse or misappropriation of any intellectual property rights of any Person including any proprietary, literary, artistic, musical, audio visual, technical or other information or trade secrets.

      6.29.6 The Corporation and the Subsidiaries has taken commercially reasonably precautions and made commercially reasonably efforts to protect its Technology, trade marks, Confidential Information and its other intellectual property rights.

      6.29.7 The Corporation and the Subsidiaries has not appointed any distributors, dealers, agents or similar entities in respect of the Technology.

      6.29.8 The Corporation and the Subsidiaries has not made available to any third party any source code for the software included within the Technology.

6.30  Data Processing.

      The data processing systems used by each of the Corporation and the Subsidiaries adequately meet the data processing needs of the business and operations of the Corporation and the Subsidiaries as presently conducted. Each of the Corporation and the Subsidiaries has taken appropriate action by instruction, agreement or otherwise with its employees or other persons permitted access to system application programs and data files used in the data processing systems to protect against unauthorized access, use, copying, modification, theft and destruction of such programs and files. The data processing and data storage facilities of the Corporation and the Subsidiaries are adequate and properly protected.

6.31  Compliance with Laws, Permits and Licences.

      Each of the Corporation and the Subsidiaries has conducted and is conducting the Business in compliance, in all material respects, with all applicable laws, rules, regulations, by laws, ordinances and governmental authorizations or orders. The Corporation and the Subsidiaries is not in breach of such laws, regulations, approvals and governmental authorizations or orders and each of the Corporation and the Subsidiaries is duly licensed, registered or qualified and duly possesses all material licences, registrations, qualifications, consents, clearances and approvals, permits and quotas required in those jurisdictions in which it carries on its business to enable the business to be carried on as now conducted and the assets to be owned, leased and operated. All such material licences, registrations, qualifications, consents, clearances, approvals, permits and quotas necessary to the conduct of the business or for each of the Corporation and the Subsidiaries to own, lease and operate the assets are valid and subsisting and in good standing and none of the same contains or is subject to any term, provision, condition or limitation which may materially adversely change or terminate such licence, registration, qualification, permit or quota by virtue of the Closing and there is no proceeding, action or notice pending or threatened which may result in the revocation, cancellation, suspension or any material adverse modification thereof. The Corporation and the Subsidiaries have made all filings with the U.S. Securities and Exchange Commission required of them under the Securities Laws including, but not limited to, the Securities Exchange Act of 1934, as amended. All such filings were timely made and none of such filings contained any untrue statement of a material fact (either directly or incorporated by reference) or omitted to state any material fact necessary to make the statement made, in light of the circumstances under which it was made, not misleading.

6.32  Litigation and Other Proceedings.

      Except as disclosed in Schedule 6.32, there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal); arbitration or other dispute settlement procedure; investigation or inquiry by any governmental, administrative, regulatory or similar body; or any similar matter or proceeding (collectively "proceedings") against or involving the Corporation or the Subsidiaries(whether in progress or threatened) and no event has occurred which might give rise to any proceedings and there is no judgment, decree, injunction, rule, award or order of any court, government department, board, commission, agency, arbitrator or similar body outstanding against the Corporation or the Subsidiaries. No complaint, grievance, claim, work order or investigation has been filed, made or commenced against the Corporation or the Subsidiaries pursuant to the Ontario Human Rights Code, the Occupational Health & Safety Act, the Pay Equity Act, the Pension Benefits Act, the Workplace Safety and Insurance Act or the Employment Standards Act, in each case of the Province of Ontario, or any similar legislation of Canada or of any other jurisdiction. Neither the Corporation nor the Subsidiaries has received any opinion or memorandum or legal advice to the effect that the Corporation or any Subsidiary is exposed to any liability or disadvantage. Neither the Corporation nor any Subsidiary is in default with respect to any order, writ, injunction, or decree known to or served upon it of any court or of any federal, provincial, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. There is no action or suit by the Corporation or any Subsidiary pending or threatened against others.

6.33  Corporate Records.

      The corporate records and minute books of each of the Corporation and the Subsidiaries contain complete and accurate minutes of all meetings of directors and committees thereof and shareholders held since its date of incorporation, and all such meetings were duly called and held. The minute books contain all written resolutions passed by the directors and shareholders of the Corporation. The share certificate books, registers of shareholders, registers of transfers and registers of directors of each of the Corporation and the Subsidiaries are complete and accurate in all material respects. There are no outstanding applications or filings which would alter in any way the corporate status of each of the Corporation or any of the Subsidiaries.

6.34  Books of Account.

      The financial books and records of the Corporation and the Subsidiaries fairly present and disclose, in accordance with generally accepted accounting principles, the results and the financial position of the Corporation and the Subsidiaries as at the relevant dates and all material financial transactions of the Corporation and the Subsidiaries have been accurately recorded in such books and records.

6.35  Environmental Matters.

      6.35.1 For the purposes of this Section 6.35, the following words and phrases shall have the following meanings set out below:

      (a) "Environmental Law" means any federal, provincial or local law or regulation or certificates of approval or permits issued thereunder relating to pollution or protection of health, safety or the environment, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern or otherwise relating to the manufacturing, processing, distribution, use, treatment, storage, disposal or transport of Materials of Environmental Concern.

      (b) "Material of Environmental Concern" means any dangerous substance, toxic substance, hazardous material, hazardous substance or any item of similar import including a contaminant under any Environmental Law; and

      (c) "Release" means any discharge, spray, injection, deposit, disposal, spill, leaking, seeping, dumping, emission, exhausting, leaching or migrating into the indoor or outdoor environment, including the movement of any Material of Environmental Concern through the air, soil, surface water or ground water that is in contravention of any Environmental Law.

      6.35.2 Except as disclosed in Schedule 6.35, the business carried on by each of the Corporation and the Subsidiaries complies with and has at all times complied with all Environmental Laws in connection with the ownership, use, maintenance or operation of the assets of each of the Corporation and the Subsidiaries and the conduct of the business of each of the Corporation and the Subsidiaries.

      6.35.3 Each of the Corporation and the Subsidiaries is not in contravention of, nor do any circumstances currently exist which could give rise to a contravention of any Environmental Law by each of the Corporation and the Subsidiaries, the non compliance with which could reasonably be expected to have a Material Adverse Affect on the business, operations, properties, assets or condition (financial or otherwise) of each of the Corporation and the Subsidiaries.

      6.35.4 All of the Corporation's and the Subsidiaries' properties and assets are free (i) from Materials of Environmental Concern and there has not been thereon a release or threat of a release; and
            (ii) of underground storage tanks, landfill, land disposals and dumps. None of the Corporation's and the Subsidiaries' properties and assets nor its business operations are the subject of federal or provincial investigation evaluating whether any remedial action is needed to respond to a Release. Each of the Corporation and the Subsidiaries has not filed any notice under any federal, provincial or local law indicating past or present treatment, storage or disposal on the property of the Corporation and the Subsidiaries of Material of Environmental Concern or reporting a Release.

      6.35.5 Each of the Corporation and the Subsidiaries has not used any of its facilities, or permitted them to be used, to manufacture, refine, treat, transport, store, handle, dispose or process any hazardous or toxic substances, pollutants, wastes or contaminants except in compliance with all applicable Environmental Laws. Each of the Corporation and the Subsidiaries has not used any of its facilities, or permitted them to be used, to manufacture, refine, treat, transport, store, handle, dispose or process any hazardous or toxic substances, pollutants, wastes or contaminants except in compliance with all applicable Environmental Laws.

6.36  Insurance.

      All physical assets of the Corporation and the Subsidiaries are covered by fire and other insurance with responsible insurers against such risks and in such amounts as are reasonable for prudent owners of comparable assets. Schedule
6.36 sets out particulars of all the insurance policies held by the Corporation and the Subsidiaries, including the name of the insurer, the risks insured against and the amount of coverage. No other insurance is necessary to the conduct of the business of the Corporation and the Subsidiaries or would be considered to be desirable by a prudent person operating a business similar to the business of the Corporation and the Subsidiaries. Each of the Corporation and the Subsidiaries is not in default with respect to any of the provisions contained in any such policies of insurance and has not failed to give any notice or pay any premium or present any claim under any such insurance policy. The Corporation has no reason to believe that any of the insurance policies listed in Schedule 6.36 will not be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy. Correct and complete copies of all of the insurance policies set out in
Schedule 6.36 have been provided to the Subscriber. The Corporation has obtained insurance on the life of Clifford Rhee as required by the Insurance Agreement.

6.37  Warranties and Product Liabilities.

      Except as described in Schedule 6.37 attached hereto, the Corporation has not given any guarantee or warranty in respect of any of the products sold or the services provided as part of its business, except warranties made in the ordinary course of business and for warranties implied by law. Except as disclosed in Schedule 6.32, there is and there has not been during the past three (3) years any action, suit, inquiry, proceeding or investigation by or before any governmental authority pending or, to the knowledge of the Corporation or the Subsidiaries, threatened against or involving the Corporation or the Subsidiaries relating to any product alleged to have been manufactured or sold by the Corporation or the Subsidiaries and alleged to have been defective, or improperly designed or manufactured and the Corporation and the Subsidiaries know of no reason for any such action, proceeding or investigation.

6.38  Orders and Notices.

      There are no outstanding orders, notices or similar requirements relating to the Corporation issued by any building, environmental, fire, health, labour or police authorities or from any other federal, provincial or municipal authority which could reasonably be expected to have a Material Adverse Affect on the Corporation or a Subsidiary or its respective business and there are no matters under discussion with any such authorities relating to any such orders, notices or similar requirements.

6.39  Business Plan.

      The Business Plan has been prepared in good faith and on a proper basis having regard to all known factors which are likely to affect earnings to a material degree, and to the knowledge of the Corporation as of the date hereof, the forecast results referred to in the Business Plan are achievable based on current trends and performance and a complete copy of such Business Plan is attached hereto as Schedule 6.39.

6.40  Consents and Approvals.

      The Corporation has obtained or will have obtained prior to the Closing Time on the Closing Date all requisite director, shareholder and regulatory approvals to the transactions contemplated hereby.

6.41  Use of Proceeds of Subscription Price.

      The Corporation shall apply all of the proceeds of the Subscription Price paid by the Subscriber in accordance with the provisions of the Offer of Finance between the Subscriber and the Corporation dated January 18, 2005.

6.42  Observer Status.

      The Corporation agrees that so long as the Debenture remains outstanding, the Subscriber shall have the right to have an observer or representative attend all meetings of the board of directors or shareholders of the Corporation and each of the Subsidiaries and to receive copies of all documentation or other information provided to the directors or shareholders, as the case may be in connection with such meetings. Roynat shall receive not less than one (1) Business Days prior notice of such meetings, along with copies of all documents and information required for such meeting.

6.43  Material Facts Disclosed.

      None of the foregoing representations, warranties and statements of fact and no other statement furnished by or on behalf of each of the Corporation and the Subsidiaries to the Subscriber in connection with the negotiation of the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state any material fact necessary to make such statement or representation not misleading to a prospective purchaser of shares, debentures and/or warrants of the Corporation seeking full information as to the Corporation and the Subsidiaries and its properties, businesses and affairs. Save and except for those matters disclosed in this Agreement, neither the Corporation nor the Subsidiaries has any knowledge of any facts which should reasonably be known to any of them relating to the business of the Corporation and the Subsidiaries not disclosed in this Agreement, which might be reasonably expected to materially diminish the Subscriber's appreciation of the worth or profitability of the business of the Corporation and the Subsidiaries or which, if known by the Subscriber, might be reasonably expected to deter the Subscriber from completing the transactions contemplated by this Agreement on the terms of this Agreement.

                                   ARTICLE 7
                REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBER.

      The Subscriber represents and warrants to the Corporation, and acknowledges that the Corporation is relying upon representations and warranties in connection with the transactions contemplated hereby as follows:

7.1   Incorporation and Status of the Subscriber.

      The Subscriber is duly incorporated and organized and validly existing under the laws of the State of Delaware and is in good standing in each jurisdiction where, by reason of its business or assets, it is required to be qualified or licensed.

7.2   Capacity.

      The Subscriber has the power and capacity to enter into and deliver its obligations under this Agreement.

7.3   Due Authorization.

      This Agreement and each of the agreements, contracts, instruments and actions required to be delivered or performed by the Subscriber hereunder have been duly authorized by all necessary corporate action of the Subscriber. This Agreement has been duly executed and delivered by the Subscriber and is a valid and binding obligation of the Subscriber, enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

7.4   No Violation.

      Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Subscriber will, to the best of its knowledge, in any material respect, conflict with or result in the breach or violation of any of the terms, conditions or provisions of, or constitute a default under or result in the creation of an Encumbrance under or relieve any other person from its obligations under any of the provisions of the articles or by laws of the Subscriber, any material agreement or other material instrument to which the Subscriber is a party or by which the Subscriber or any of its property or assets are bound or any applicable law, rule, regulation, order, decree, judgement, injunction or other restriction of any government, governmental agency or court to which the Subscriber is subject.

7.5   Consents and Filings.

      No consents or approvals are required by the Subscriber as such from any person whatsoever in connection with the transactions contemplated hereby. No approvals of or filings with any federal, provincial or local court, authority or administrative agency are necessary on the part of the Subscriber to authorize the execution and delivery of this Agreement or the consummation by the Subscriber of the transactions contemplated hereby.

                                   ARTICLE 8
             SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

8.1   Representations and Warranties in favour of Subscriber.

      All representations and warranties contained herein in favour of the Subscriber, in any certificates or other documents delivered by any of the parties hereto pursuant to the provisions hereof, or otherwise with respect to this Agreement and the transactions contemplated herein, shall survive the closing of the purchase and sale of the Debenture the Subscribed Shares and the Warrants herein provided for and, notwithstanding such closing, or any investigation made by or on behalf of the Subscriber:

      (a) the representations and warranties of the Corporation relating to the Tax liability of the Corporation including, without limiting the generality of the foregoing, those set forth in Section 6.14 shall, unless such representations and warranties prove to be false as a result of any misrepresentation made or fraud committed in the filing of returns or supplying information for the purposes of the Income Tax Act (Canada) or any other legislation imposing Tax on the Corporation, continue in full force and effect for the benefit of the Subscriber until sixty (60) days after (i) the expiration of the last of the limitation periods contained in the Income Tax Act (Canada) and (ii) any other legislation imposing Tax on the Corporation subsequent to the expiration of which an assessment, reassessment or other form of recognized document assessing liability for Tax, interest or penalties thereunder for the period ending on the Closing Date cannot be issued to the Corporation; and

      (b) the representations and warranties of the Corporation set forth in Sections 6.1, 6.2 and 6.3 shall continue in full force and affect for the benefit of the Subscriber forever; and

      (c) all other representations and warranties of the Corporation and the Subsidiaries set forth in Article 6 (other than Section 6.14) shall continue in full force and effect for the benefit of the Subscriber for a period of three (3) years from the Closing Date.

8.2   Representations and Warranties in Favour of Corporation.

      All representations and warranties contained herein in favour of the Corporation, in any certificates or other documents delivered by any of the parties hereto pursuant to the provisions hereof or otherwise with respect to this Agreement and the transactions contemplated herein shall survive the closing of the purchase and sale of the Debenture, the Subscribed Shares and Warrants herein provided for and notwithstanding such closing, or any investigation made by or on behalf of the Corporation, the representations and warranties of the Subscriber set forth in Article 7 shall continue in full force and effect for the benefit of the Corporation for a period of three (3) years from the Closing Date.

8.3   Survival of Covenants.

      The covenants of the parties set forth in this Agreement shall survive the completion of the transactions herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the person to whom they are made.

                                   ARTICLE 9
                                INDEMNIFICATION.

9.1   Indemnification by the Corporation.

      The Corporation shall indemnify the Subscriber from and against all losses, costs, damages, expenses and liabilities including reasonable legal fees, which may be suffered or incurred by them arising out of, as a result of or relating in any manner whatsoever to any misrepresentation or breach of warranty made by the Corporation in this Agreement, which indemnification shall continue in full force and effect for the benefit of the Subscriber for the periods set forth in Article 8.

9.2   Indemnification by the Subscriber.

      The Subscriber shall indemnify the Corporation from and against all losses, costs, damages, expenses and liabilities including reasonable legal fees, which may be suffered or incurred by the Corporation arising out of, as a result of or relating in any manner whatsoever to any misrepresentation or breach of warranty made by such Subscriber in this Agreement, which indemnification shall continue in full force and effect for the benefit of the Corporation for the periods set forth in Article 8.

9.3   Third Party Claims.

      If any legal proceedings shall be instituted or any claim is asserted by any third party in respect of which the Corporation or Subscriber may be entitled to indemnity hereunder, the party asserting such right to indemnity shall give the party from whom indemnity is sought written notice. The party from whom indemnity is sought shall have the right, at its option and expense, to participate in the defense of such a proceeding or claim, but not to control the defense, negotiation or settlement thereof, which control shall at all times rest with the party asserting such right to indemnity.

9.4   Survival of Indemnification.

      Where a Subscriber or the Corporation makes a written claim or claims pursuant to either Article 6 or Article 7 within the time period applicable to such claim or claims, the right to indemnification in respect of such claim or claims shall continue in full force and effect until the claim is finally settled or adjudicated and all payments to be made in respect of any settlement or adjudication have been made.

                                   ARTICLE 10
                               FURTHER ASSURANCES.

      Each of the parties hereto shall promptly do, make, execute, deliver or cause to be done, made, executed or delivered, all such further acts, documents and things as the other parties hereto may require, acting reasonably, from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to the full extent the provisions of this Agreement.

                                   ARTICLE 11
                                  SEVERABILITY.

      If any provision hereof is illegal, invalid or unenforceable, such provision shall be deemed to be severed and deleted herefrom and such illegality, invalidity or unenforceability shall not in any manner affect the validity or enforceability of the remainder hereof.

                                   ARTICLE 12
                              WAIVER AND AMENDMENT.

      No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto. A waiver of any default, breach or non compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any act or delay in acting by a party in respect of any default, breach or non observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non observance (whether of the same or any other nature).

                                   ARTICLE 13
                                 ANNOUNCEMENTS.

      Any public announcement or press release with respect to this Agreement by any party shall be submitted in advance for the comments of the other parties hereto. No public announcement or press release with respect to this Agreement shall be made by any party without the prior written approval of the other parties hereto, except as may be required in order for the parties hereto to comply with any applicable Securities Laws.

                                   ARTICLE 14
                                  COUNTERPARTS.

      This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties; provided, however, that any party providing its signature in such manner will promptly forward to the other party an original of the signed copy of this Agreement which was so faxed.

                                   ARTICLE 15
                                 GOVERNING LAW.

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the federal laws of the United States of America applicable therein, without regard to any conflict of law principles. Each party irrevocably submits to the non exclusive jurisdiction of the courts of the State of New York and all courts competent to hear appeals from those courts with respect to any matter related to this Agreement.

                                   ARTICLE 16
                               FEES AND EXPENSES.

      The Corporation agrees to reimburse the Subscriber with respect to all reasonable and customary third party expenses, including legal fees, due diligence fees and out-of-pocket expenses, incurred by the Subscriber in connection with this transaction including the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement, and the Subscriber shall be entitled to deduct such amount from the Subscription Price.

                                   ARTICLE 17
                                     NOTICE.

      Any notice or other communication required or permitted to be given by this Agreement shall be in writing and shall be effectively given and made if
(i) delivered personally; or (ii) sent by prepaid courier service; or (iii) sent by registered mail; or (iv) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

            (a)   to the Corporation and the Subsidiaries:

                  1818 North Farwell Avenue
                  Milwaukee, Wisconsin, 52202

                  Attention: Mr. David Marks
                  Fax No. (312) 873-3739

                  with a copy to Corporation's counsel at:

                  Sichenzia Ross Friedman Ference LLP
                  1065 Avenue of the Americas
                  New York, New York 10018

                  Attention: Mr. Thomas Rose
                  Fax 212-930-9725

            (b)   to the Subscriber:

                  Roynat Merchant Capital Inc.
                  100 Tryon Street
                  Suite 3720
                  Charlotte, North Carolina, 28202

                  Attention:        President
                  Fax No.: (704) 334-5719

                  with a copy to:

                  Roynat Capital Inc.
                  201 City Centre Drive
                  Suite 406
                  Mississauga, Ontario, L5B 2T4

                  Attention:        Iain Munro
                  Fax No.: (905) 276-5726

                  with a copy to Subscriber's counsel at:

                  Chaitons LLP
                  185 Sheppard Ave. West
                  Toronto, Ontario, M2N 1M9

                  Attention: Harvey Tanzer
                  Fax No. (416) 218-1838

or at such other address or facsimile transmission number as may be given by any of them to the others in writing from time to time. All such notices, requests or other communications shall be deemed to have been received when delivered or transmitted, or, if mailed, four (4) Business Days after the date of mailing thereof.

                                   ARTICLE 18
                             SUCCESSORS AND ASSIGNS.

      This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights and obligations under it shall be assignable by any party hereto without the prior written consent of the other parties hereto, subject to the terms hereof.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                              ROYNAT MERCHANT CAPITAL INC.

                                              By:     /s/ DAVID SWAINE
                                                      ----------------
                                              Name:   David Swaine
                                              Title:  President

                                              THOMAS EQUIPMENT, INC.

                                              By:     /s/ CLIFFORD RHEE
                                                      -----------------
                                              Name:   Clifford Rhee
                                              Title:  President

                                              THOMAS EQUIPMENT 2004 INC.

                                              By:     /s/ CLIFFORD RHEE
                                                      -----------------
                                              Name:   Clifford Rhee
                                              Title:  President

                                              THOMAS VENTURES, INC.

                                              By:     /s/ CLIFFORD RHEE
                                                      -----------------
                                              Name:   Clifford Rhee
                                              Title:  President

                                              PNEUTECH INC.

                                              By:     /s/ CLIFFORD RHEE
                                                      -----------------
                                              Name:   Clifford Rhee
                                              Title:  President

                                              ROUSSEAU CONTROLS INC.

                                              By:     /s/ CLIFFORD RHEE
                                                      -----------------
                                              Name:   Clifford Rhee
                                              Title:  President

                                              HYDRAMEN FLUID POWER LIMITED

                                              By:     /s/ CLIFFORD RHEE
                                                      -----------------
                                              Name:   Clifford Rhee
                                              Title:  President